Exhibit 10.3

CEO Compensation Terms

(as approved by the Board of Directors on September 21, 2022)

1. As compensation for his services, Ed Record (“Record) will be paid US$416,000 per annum which he will receive in the amount of US$16,000 per pay period, subject to all withholdings and deductions as required by law and paid on a bi-weekly basis.

2. Record shall be eligible for up to US$8,000.00 each week he is employed as Chief Executive Officer (the “Bonus”), one half of which shall be paid in cash and one half of which shall be paid in restricted stock units exchangeable for Class B Subordinate Voting Shares (“RSUs”), to be granted at the end of each fiscal year.

a. As consideration for Record’s service as Chief Executive Officer from the Start Date (April 24, 2022) until the date hereof, the number of RSU’s that would have been granted to Record under this provision shall be paid to Record at their equivalent cash value and the full amount of the Bonus for that period shall be paid immediately in exchange, in part, for Record having successfully guided the Corporation through the sale of its Florida assets.

b. As consideration for Record’s service as Chief Executive Officer from the date hereof going forward, the Bonus shall be paid quarterly at the approval of the Board, which approval shall not be contingent on Record meeting any specific requirements and which amount shall be earned and paid quarterly unless the Board determines reasonably that Record’s performance did not meet minimal acceptable standards or the Board terminated Record’s employment during the prior quarter based on conduct or performance.

3. As a long term equity incentive, the Board hereby grants Record US$3,000,000.00 in stock options to acquire Shares (“Options”), with such Options having a strike price of CAD$0.07, which price the Board finds is above the recent closing price of Shares on the Canadian Securities Exchange on either of the last two trading days. Such Options shall vest as follows: US$1,000,000.00 immediately, US$1,000,000.00 on the one year anniversary of the Start Date, and $1,000,000.000 on the second year anniversary of the Start Date. For purposes of this issuance of Options, the Board finds the current CAD/USD exchange rate is equal to 0.7424. The issue price of the Options shall be determined using the Black Scholes option pricing model, the strike price of the Options shall be CAD$0.07 and the Options shall expire five (5) years from the date of grant. The unvested portion of the Options shall vest automatically upon a Change of Control or termination of Record as Chief Executive Officer, unless the Board reasonably determines that it terminated Record’s employment based on his conduct or performance.

4. Definition of Change of Control. "Change in Control" for purposes of this Agreement, shall mean the occurrence of any of the following events occurring after the date of this Agreement (each, a "Fundamental Change"): (a) the acquisition by one person, or a group of persons acting jointly or in concert, of more than 50% of the voting rights attached to the outstanding voting and equity securities of Corporation on a fully diluted basis in a single transaction or in a series of transactions occurring during a period of not more than twelve months; (b) the Corporation is merged, amalgamated or consolidated with another corporation; or (c) a sale of substantially all of the assets of the Corporation (held directly or indirectly) to another entity, unless, following any of the foregoing Fundamental Changes in (a) through (c) above, all or substantially all of the individuals and entities that were the beneficial owners of the Corporation's outstanding voting securities immediately prior to such Fundamental Change beneficially own immediately after the transaction or transactions, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities (or comparable interests) of the entity resulting from such Fundamental Change (including an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more affiliates) insubstantially the same proportions as their ownership of the Corporation's voting securities immediately prior to such Fundamental Change.

5. Other than as provided for specifically herein, the number of RSUs granted by the Board shall be calculated based upon the dollar value of the award divided by the trailing 10-day volume weighted average price of the Company’s shares trading on the Canadian Securities Exchange or any National Securities Exchange prior to the date of grant (the “Issue Price”).

6. Record shall receive no other compensation other than as set forth herein or as otherwise agreed by the Board.

7. All equity granted hereunder is issued pursuant to the terms of the 2018 Stock and Incentive Plan of the Corporation.